Exhibit 99.1

                             Shore Bancshares, Inc.
                               18 E. Dover Street
                             Easton, Maryland 21601
                               Phone 410-822-1400

                                  PRESS RELEASE

                     Shore Bancshares' Earnings Increase 45 Percent

May 5, 2003

Easton, Maryland - Shore Bancshares, Inc., (NASDAQ - SHBI) reported a 44.9% increase in net income for the first quarter of 2003 compared to the first quarter of 2002. Net income was $2,521,000 for the three months ended March 31, 2003 compared to $1,740,000 for 2002. Diluted net income increased 43.8% to $0.46 per share for the quarter ended March 31, 2003 compared to $0.32 for the same period in 2002.

Net interest income increased $471,000 or 8.6% for the three-month period ended March 31, 2003 when compared to the same period in 2002. A $648,000 reduction in interest expense for the three-month period ended March 31, 2003 compared to the same period in 2002 was the primary reason for the increase. Interest income declined $177,000 during the three-month period ended March 31, 2003 when compared to the same period in 2002.

Noninterest income increased $2,256,000 as a result of insurance agency commissions totaling $1,810,000, which included approximately $588,000 of contingency income received from insurance companies based upon the recent claim history of the agency's customers. This contingency income is typically recognized in the first quarter of each year. Gains on sale of securities totaling $276,000 are also reflected in noninterest income for the quarter ended March 31, 2003. The cost of operating the insurance agencies represented approximately $1,259,000 of the $1,535,000 increase in noninterest expenses for the three month period ended March 31, 2003 when compared to the same period last year. Other increases in noninterest expenses were attributable to overall growth of the Company.

The Company's provision for credit losses was $90,000 for the three-month period ended March 31, 2003, compared to $132,000 for the same period in 2002 and income tax expense increased $453,000, totaling $1,478,000 for the quarter ended March 31, 2003.

Total assets were approximately $663,651,000 at March 31, 2003 compared to $654,067,000 at December 31, 2002. The increase was primarily the result of loan growth funded by a decline in cash and federal funds sold and increased deposits. Total loans were $455,371,000 at March 31, 2003, an increase of $15,833,000 over December 31, 2002 and total deposits at March 31, 2003 were $550,702,000, an increase of $5,511,000 over December 31, 2002.

The Company paid a cash dividend of $0.15 per share for the first quarter of 2003.

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on the Eastern Shore. It is the sole shareholder of The Talbot Bank of Easton, Maryland and The Centreville National Bank of Maryland. On May 1, 2002 Shore began the operation of its insurance subsidiaries, The Avon Dixon Agency, LLC and Elliott Wilson Insurance, LLC. Also during 2002, Wye Financial Services, LLC, a registered investment advisory firm, was formed.

Forward-Looking Statements

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in
Part I, Item 1 of Shore's Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 2002, under the heading "Risk Factors."